EXHIBIT 10.1

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with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

FOURTH AMENDMENT

TO THE

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

THIS FOURTH AMENDMENT TO THE COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the “Fourth Amendment”) is entered into as of April 14, 2008 (“Fourth Amendment Effective Date”) by and between SENOMYX, INC. (“Senomyx”), a Delaware corporation, having a principal place of business at 4767 Nexus Centre Drive, San Diego, CA 92121, and NESTEC, Ltd. (“Nestlé”), a Swiss company, having a principal place of business at Avenue Nestlé 55, CH-1800 Vevey, Switzerland.

WHEREAS, Senomyx and Nestlé entered into that certain Collaborative Research and License Agreement dated as of April 18, 2002, as amended by that certain First Amendment dated October 23, 2003, that certain Second Amendment dated April 17, 2005 and that certain Third Amendment dated March 22, 2006, (collectively, the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement to extend the Collaborative Period for the […***…] Program in the manner set forth in this Fourth Amendment (capitalized terms used but not otherwise defined in this Fourth Amendment shall have the meanings given such terms in the Agreement).

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants, representations and agreements set forth below, the parties hereby agree to amend the Agreement as follows:

1.             The following definitions of Appendix A of the Agreement are hereby added or amended and restated herein. All other definitions in the Agreement will remain unchanged.

“Collaborative Period” means (i) in the case of the […***…] Program the period beginning on the Effective Date and ending ninety-six (96) months thereafter, unless earlier terminated in accordance with Section 14; (ii) in the case of the […***…] Program the period beginning on the Effective Date and ending thirty-six (36) months thereafter, unless earlier terminated in accordance with Section 14.”

2.             Section 7.1 of the Agreement is hereby amended such that the research funding for the […***…] Program commencing on the Fourth Amendment Effective Date is as follows:

Nestlé will pay Senomyx […***…] per month commencing on the Fourth Amendment Effective Date and through the remainder of the Collaborative Period for the […***…] Program, provided, however, that upon achievement of the Second Interim Goal (as defined below) research funding will be increased to […***…] per month for the remainder of the Collaborative Period for the […***…] Program.  For purposes of this paragraph, “Second Interim Goal” means identification of at least one Compound that […***…].  Payments under this paragraph shall be paid

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quarterly in advance.  Payments for any period which is for less than one (1) month of the Collaborative Period will be a pro rata portion of the monthly installment based on the actual number of days in such month. Any adjustments in funding due to achievement of the Second Interim Goal will be made by Nestlé within […***…] of such goal or with the next quarterly payment, whichever is earlier.

Funding levels prior to the Fourth Amendment Effective Date shall remain unchanged.

3.             A new Section 14.5 is hereby added to the Agreement as follows:

“Early Termination of the Collaborative Period for the […***…] Program by Nestlé.  Nestlé may terminate the […***…] Program without cause effective as of April 18, 2009 or effective as of any quarterly anniversary thereof (July 18, 2009, October 18, 2009 or January 18, 2010) prior to the end of the Collaborative Period upon at least thirty (30) days prior written notice to Senomyx.  Nestlé’s obligations for research funding under Section 7.1 for the […***…] Program will cease upon such termination of the Collaborative Program. In the event that Nestlé terminates the […***…] Program, the rights and obligations provided for under Section 3 and the licenses granted to Nestlé under Section 8 will terminate with respect to the […***…] Program.  For the avoidance of doubt, early termination of the […***…] Program under this Section 14.5 will not terminate rights and obligations with respect to […***…] Compounds. In addition, for the avoidance of doubt, in the event that Nestlé properly terminates the […***…] Program under this Section 14.5, Nestlé is not obligated to provide additional research funding pursuant to Section 14.2.”

4.             A new Section 10.11 is hereby added to the Agreement as follows:

“Promptly after the Fourth Amendment Effective Date, Senomyx will […***…] to Nestlé: […***…] (collectively, together with any notes, summaries or other documents that contain or reflect such […***…], the “Senomyx […***…]”). In addition, in the event that during the Collaborative Period […***…] as the […***…], then Senomyx will […***…] to Nestlé (and such […***…] collectively, together with any notes, summaries or other documents that contain or reflect such […***…], will also be considered Senomyx […***…]).

The Senomyx […***…] is owned exclusively by Senomyx and considered Confidential Information of Senomyx subject to the confidentiality requirements of Section 10 of the Agreement and the additional restrictions set forth in this Section 10.11.

Notwithstanding anything to the contrary in this Agreement, to the extent that any inventions or Know-How are generated, developed or discovered by Nestlé at any time during the period commencing upon Nestlé’s receipt of Senomyx […***…] and ending on such date that such information is no longer considered Confidential Information of Senomyx (as set forth in Section 10.4) as a result of Nestlé’s

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access to the Senomyx […***…] disclosed under this Section 10.11, such inventions and Know-How shall be owned solely by Senomyx.

Notwithstanding anything to the contrary in this Agreement, for Senomyx […***…] which is orally, electronically or visually disclosed to Nestlé, Senomyx will have no obligation to deliver to Nestlé a written document or documents describing the information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made.

Nestlé will hold the Senomyx […***…] in strict confidence and will limit access within Nestlé to the Senomyx […***…] to only the following Nestlé employees:  […***…].  In addition, Nestlé may provide access to the Senomyx […***…] to the Nestlé […***…], subject to the restrictions of Section 10.2.  Nestlé will not disclose any Senomyx […***… …***…] to any individual who does not hold a position specified above or to any Affiliate or Third Party.  The Senomyx […***…] will not be reproduced by Nestlé in any form, except that Nestlé may summarize the Senomyx […***…] and maintain one copy of such summary in a secure location with limited access for legal purposes only.  Upon request of Senomyx, Nestlé will promptly return to Senomyx all Senomyx […***…] received from Senomyx hereunder; provided, however, that Nestlé may maintain one copy of Senomyx […***…] in a secure location with limited access for legal purposes only.  Until such time as the […***…] is no longer considered Confidential Information of Senomyx (as set forth in Section 10.4), Nestlé will use the Senomyx […***…] for no purpose other than evaluating its […***…] Program collaboration with Senomyx.  Without limiting the foregoing, Nestlé agrees it will not use the Senomyx […***…] in research or development within Nestlé, or with any Affiliate or Third Party.  Senomyx retains all rights in the Senomyx […***…] and nothing is intended to convey or transfer ownership or the grant of any license or sublicense to the Senomyx […***…].”

5.             The terms and conditions of the Appendix B Research Plan for the […***…] Program will be updated at the next meeting of the Steering Committee and will be incorporated into this Agreement by reference.

6.             Senomyx will issue a press release to announce the execution of this Fourth Amendment and the material terms; provided, however, that the extent of disclosure of such material terms shall be no more than is required to comply with applicable SEC disclosure requirements and otherwise subject to the prior written consent of Nestlé. Thereafter, Nestlé and Senomyx may each disclose to Third Parties the information contained in such press release without the need for further approval by the other party.

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7.             Except as specifically amended by this Fourth Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

8.             This Fourth Amendment will be governed by the laws of the State of California, U.S.A., as such laws are applied to contracts entered into and to be performed entirely within such State.

9.             This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment effective as of the Fourth Amendment Effective Date.

SENOMYX, INC.		NESTEC LTD.:

By:	/s/ Kent Snyder	By:	/s/ P. Van Bladeren

Name:	Kent Snyder	Name:	P. Van Bladeren

Title:	President and CEO	Title:	VP Science & Res/NRC

Date:	April 14, 2008	Date:	14 April 2008